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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       INTERNATIONAL SPORTS WAGERING INC.

            International Sports Wagering Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the amendments set forth below to the Corporation's Certificate of Incorporation were duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware, and notice of such adoption was given in accordance with Section 228 thereof:

            FIRST: Article FOURTH of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as follows:

      I. FOURTH: A. The total number of shares of capital stock which may be issued by the Corporation is twenty-two million (22,000,000), divided into classes of which twenty million (20,000,000) shall be Common Stock, par value $.001 per share, and of which two million (2,000,000) shall be Preferred Stock, par value $.001 per share. The Corporation hereby is increasing the number of shares of Common Stock issued and outstanding by means of a stock split of 3.0230479 shares for every one share issued and outstanding immediately prior to the filing of this Certificate of Amendment. Upon surrender to the Corporation of certificates (duly endorsed in blank) representing shares of Common Stock to be converted, certificates representing the appropriate number of shares of Common Stock (less fractions thereof) shall be issued and delivered to the surrendering stockholders. The Corporation shall pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined.

                  B. The designations and the powers, prefer-ences and rights, and the qualifications, limitations or restrictions of the shares of Common Stock of the Corporation are as follows:

                  1. Dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available therefor.

                  2. Upon any liquidation, dissolution or winding up of the
            Corporation, the holders of the Common Stock shall be entitled to receive any and

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            all assets of the Corporation remaining to be paid or distributed.

                  3. Except as otherwise provided by statute, by any express provision of this Certificate or by any agreement to the contrary between the Corporation and its stockholders, all rights to vote and all voting power shall be exclusively vested in the Common Stock and the holders thereof shall be entitled to one vote for each share of Common Stock for the election of directors and upon all other matters.

                  4. The Corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.

                  C. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  1. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                        a. The number of shares constituting that series and the
            distinctive designation of that series;

                        b. The dividend rate on the shares of that series,
            whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                        c. Whether that series shall have voting rights, in
            addition to the voting rights provided by law, and, if so, the terms of such voting rights;

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                        d. Whether that series shall have conversion privileges,
            and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                        e. Whether or not the shares of that series shall be
            redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                        f. Whether that series shall have a sinking fund for the
            redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                        g. The rights of the shares of that series in the event
            of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                        h. Any other relative rights, preferences and
            limitations of that series.

                  2. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

                  3. If upon any voluntary or involuntary liquidation,
            dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                  4. The Corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any

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            equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the Corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Delaware.

            IN WITNESS WHEREOF, INTERNATIONAL SPORTS WAGERING INC. has caused this certificate to be signed and attested by its duly authorized officers, this 24th day of October, 1996.


                                    INTERNATIONAL SPORTS WAGERING INC.


                                    By: /s/ Bernard Albanese
                                       ------------------------------
                                       President


ATTEST:


By: /s/ Richard M. Hoffman
    --------------------------------
   Secretary